SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 8, 2014
World Wrestling Entertainment, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-16131	04-2693383

(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

1241 East Main Street, Stamford, CT	06902

(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (203) 352-8600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)On October 8, 2014, World Wrestling Entertainment, Inc. (the “Company”) amended the Employment Agreement between Michael J. Luisi, President, WWE Studios, and the Company, dated as of July 19, 2013. The purpose of the amendment is to change the mechanism pursuant to which Mr. Luisi’s studios incentive bonus payment is made. Under the amendment, beginning in 2015 (in respect of calendar 2014), Mr. Luisi will be entitled to receive a studios incentive bonus equal ten percent (10%) of the difference obtained by subtracting (x) Studios selling, general and administrative expense for a year from (y) the ultimate profits projected for films acquired, financed or produced under his leadership and released in such year, in each case so long as that difference is greater than ten percent (10%) of the ultimate profit of those films in that year. Thereafter for ten years, appropriate upward or downward adjustments will be made to reflect changes in the ultimate profits of such films.

Previously, Mr. Luisi was entitled to a bonus of between six and twelve percent of Studio’s OIBDA (operating income before depreciation and amortization), subject to the achievement of minimum performance targets. Mr. Luisi remains eligible to participate in the Company’s management incentive plan.

The amendment is attached hereto as Exhibit 10.9A. The description of the amendment herein is a summary of its material provisions and is not a complete discussion of the document. Accordingly, the foregoing is qualified in its entirety by reference to the full text of the amendment, which is incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits.

Exhibit 10.9A Amendment dated October 8, 2014, to Employment Agreement, dated as of July 19, 2013, between Michael J. Luisi and the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WORLD WRESTLING ENTERTAINMENT, INC.

By:	/s/ George A. Barrios
George A. Barrios Chief Strategy and Financial Officer

Dated: October 8, 2014